Exhibit 5.1

[DWT Letterhead]

November 9, 2001

Expedia, Inc.
13810 S.E. Eastgate Way, Suite 400
Bellevue, WA 98005

          Re:  Registration Statement on Form S-3

Dear Expedia:

          You have asked us, acting in the capacity of special Washington counsel to Expedia, Inc., a Washington corporation (“Expedia”), to furnish our opinion on the legality of (1) warrants to purchase up to 3,200,000 shares of Expedia’s common stock to be issued to Expedia’s option holders in connection with its proposed recapitalization and merger (the “EmployeeWarrants”), and (2) up to 6,700,000 shares of Expedia’s common stock to be issued, of which up to 3,200,000 shares are issuable upon exercise of the Employee Warrants (the “Employee Shares”), and the remaining shares (the “Shareholder Shares”) are issuable upon exercise of warrants issued to certain of Expedia’s shareholders in connection with its proposed recapitalization and merger (the “Shareholder Warrants”). The Employee Warrants, the Employee Shares and the Shareholder Shares are collectively referred to in this opinion as the “Securities”. You have requested this opinion in connection with the filing of Expedia’s Registration Statement on Form S-3 (the “Registration Statement”) covering the Securities, which is being filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) on or about November 9, 2001. The Shareholder Warrants are being registered under a separate Registration Statement on Form S-4.

          The Employee Warrants are being issued pursuant to the Amended and Restated Agreement and Plan of Recapitalization and Merger, dated as of July 15, 2001, among Expedia, USA Networks, Inc., Taipei, Inc., Microsoft Corporation, and Microsoft E-Holdings, Inc. (the “Agreement”). Under the Agreement, Expedia will conduct a share exchange to recapitalize the Company (the “Recapitalization”), and Taipei, Inc. will merge into Expedia (the “Merger”).

          In rendering this opinion, we have examined the following documents:

•	Agreement.

•	Amended and Restated Articles of Incorporation of Expedia, Inc. as certified by the State of Washington Secretary of State on November 7, 2001 (the “Articles”).

•	Certificate of Existence and Authorization issued by the State of Washington Secretary of State on November 7, 2001.

•	Form of Amended and Restated Articles of Incorporation of Expedia, Inc. to be filed with the State of Washington Secretary of State to effect the Merger.

•	Forms of Employee Warrant and Shareholder Warrant agreements.

•	Certain of Expedia’s corporate records and such officer certificates and other documents and instruments as we have deemed necessary for the purposes of this opinion.

          In rendering our opinion, we have assumed the genuineness of all signatures on original or certified copies, the authenticity of documents, certificates and records submitted to us as originals, the conformity to original or certified copies of all copies submitted to us as certified or reproduction copies, the legal capacity of all natural

Expedia, Inc.
November 9, 2001

persons executing documents, certificates and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents, certificates and records. In rendering this opinion we have also assumed that each of the following statements will be true and accurate prior to the issuance of any of the Securities:

(a)
Expedia’s common stock, and warrants and options to purchase common stock, that are outstanding immediately prior to consummation of the Recapitalization and the Merger, respectively, have been duly authorized by Expedia’s Board of Directors, and are fully paid and non-assessable.

(b)	The Shareholder Warrants have been duly authorized and reserved for issuance by Expedia’s Board of Directors, and, upon their issuance will be fully paid and non-assessable.

(c)
The number of outstanding shares of Expedia common stock, plus the number of shares of Expedia common stock issuable upon exercise of all of Expedia’s derivative securities, does not exceed the amount of common stock authorized for issuance under the Articles.

(d)
The parties, other than Expedia, to the Agreement and to all other documents executed and delivered in connection with Recapitalization and the Merger, have duly authorized, executed and delivered the Agreement and all other documents.

(e)
The Amended and Restated Articles of Incorporation of Expedia, Inc. approved by Expedia’s shareholders and filed with the State of Washington Secretary of State to effect the Merger are not materially different than those examined by us in connection with our issuance of this opinion.

(f)	The Recapitalization, the Merger and the other transactions contemplated by the Agreement have been consummated.

          Subject to the assumptions and qualifications contained in this letter, we are of the opinion that:

1.	Issuance of the Securities has been duly authorized by all required corporate action on the part of Expedia.

2.	The Employee Warrants, when issued and delivered in accordance with the terms and conditions of the Agreement, will be legally issued, fully paid and non-assessable.

3.
The Employee Shares and the Shareholder Shares when issued and delivered in accordance with the terms and conditions of the Employee Warrants and the Shareholder Warrants, respectively, will be legally issued, fully paid and non-assessable.

          The law covered by the above opinions is limited to the laws of the State of Washington. This opinion letter is delivered as of its date and without any undertaking to advise you of any changes in the law or fact that occur after the date of this opinion letter even though the changes may affect a legal analysis or conclusion in this opinion letter.

          We consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us as special Washington counsel under the caption “Legal Matters” in the Proxy Statement/Prospectus constituting a part of the Registration Statement.

Ve	ry truly yours,

/s/	Davis Wright Tremaine LLP